Exhibit 10(e):

AMENDMENT TO SERVICE AGREEMENT

THIS AMENDMENT (“Amendment”) is entered into this 2nd day of December, 2005, by and between TRANSCONTINENTAL GAS PIPE LINE CORPORATION, a Delaware corporation, hereinafter referred to as “Seller,” first party, and ALABAMA GAS CORPORATION, hereinafter referred to as “Buyer,” second party.

WITNESSETH

WHEREAS, Seller and Buyer are parties to that certain Service Agreement, dated August 1, 1991, (Seller’s Contract Number 1001983), under Seller’s Rate Schedule FT (“Service Agreement”), pursuant to which Seller provides firm transportation service for Buyer up to a Transportation Contract Quantity (“TCQ”) of 103,500 dt of natural gas per day; and

WHEREAS, Buyer and Seller have mutually agreed to an extension of the primary term of the Service Agreement to be effective November 1, 2005;

WHEREAS, as part of the negotiation to extend the primary term of the Service Agreement, Buyer and Seller negotiated a reduction in the total contract quantity under the Service Agreement to be effective November 1, 2005;

NOW THEREFORE, Seller and Buyer hereby agree to amend the Service Agreement as follows to be effective November 1, 2005:

1. Article I of the Service Agreement is hereby deleted in its entirety and replaced by the following:

ARTICLE I

GAS TRANSPORTATION SERVICE

1. Subject to the terms and provisions of this agreement and of Seller’s Rate Schedule FT, Buyer agrees to deliver or cause to be delivered to Seller gas for transportation and Seller agrees to receive, transport and redeliver natural gas to Buyer or for the account of Buyer, on a firm basis, up to a Transportation Contract Quantity (“TCQ”) of 73,500 dt per day.

2. Transportation service rendered hereunder shall not be subject to curtailment or interruption except as provided in Section 11 and, if applicable, Section 42 of the General Terms and Conditions of Seller’s FERC Gas Tariff.

2. Article IV of the Service Agreement is hereby deleted in its entirety and replaced by the following:

ARTICLE IV

TERM OF AGREEMENT

This agreement shall be effective as of August 1, 1991 and shall remain in force and effect until 9:00 a.m. Central Clock Time October 31, 2015 and thereafter until terminated by Seller or Buyer upon at least three (3) years written notice; provided, however, this agreement shall terminate immediately and, subject to the receipt of necessary authorizations, if any, Seller may discontinue service hereunder if (a) Buyer, in Seller’s reasonable judgment fails to demonstrate credit worthiness, and (b) Buyer fails to provide adequate security in accordance with Section 32 of the General Terms and Conditions of Seller’s Volume No. 1 Tariff. As set forth in Section 8 of Article II of Seller’s August 7, 1989 revised Stipulation and Agreement in Docket Nos. RP88-68 et al., (a) pregranted abandonment under Section 284.221(d) of the Commission’s Regulations shall not apply to any long term conversions from firm sales service to transportation service under Seller’s Rate Schedule FT and (b) Seller shall not exercise its right to terminate this service agreement as it applies to transportation service

AMENDMENT TO SERVICE AGREEMENT

(CONTINUED)

resulting from conversions from firm sales service so long as Buyer is willing to pay rates no less favorable than Seller is otherwise able to collect from third parties for such service.

3. Exhibit A to the Service Agreement is deleted in its entirety and replaced with Exhibit A attached hereto.

4. Except as herein amended, the Service Agreement shall remain in full force and effect pursuant to the terms thereof..

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers or representative thereunto duly authorized.

TRANSCONTINENTAL GAS PIPE LINE	ALABAMA GAS CORPORATION
CORPORATION (“SELLER”)	(“BUYER”)

By	By
Name:
Title: